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                                                                  EXECUTION COPY

                    Republic Technologies International, LLC
                              3770 Embassy Parkway
                                Akron, Ohio 44333



USX Corporation
600 Grant Street
Pittsburgh, Pennsylvania 15219

                                                August 13, 1999


Ladies and Gentleman:

         This letter agreement is being delivered in connection with the Master Restructuring Agreement (the "MRA"), dated as of August 13, 1999, among Bar Technologies Inc., RES Holding Corporation, Republic Engineered Steels, Inc., Republic Technologies International Holdings, LLC, Republic Technologies International, LLC ("RTI Opco"), Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P., Blackstone Family Investment Partnership II L.P., The Veritas Capital Fund, L.P., HVR Holdings, L.L.C., USX Corporation ("USX"), Kobe Steel, Ltd. ("Kobe"), USS Lorain Holding Company, Inc. ("USX Holdings"), Kobe Delaware Inc., Kobe/Lorain Inc. ("Kobe Holdings"), USX RTI Holdings, Inc., Kobe RTI Holdings, Inc., Lorain Tubular Company, LLC ("NewTube") and USS/Kobe Steel Company ("USS/Kobe"), providing for, among other things, the merger of USX Holdings and Kobe Holdings, each a 50% general partner of USS/Kobe, with and into RTI Opco. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Master Restructuring Agreement.

         Upon the Closing, RTI Opco will assume trade payables of USS/Kobe outstanding as of the Closing and due to USX and its Affiliates (other than USS/Kobe and NewTube) in the aggregate amount of approximately $41.0 million, as reflected on the USS/Kobe Bar Business Closing Balance Sheet (collectively, the "USX Payables"). This letter agreement sets forth the agreement between RTI Opco and USX as to the terms and conditions of the payment by RTI Opco of the USX Payables.

         RTI Opco and USX agree that, (i) following the Closing, RTI Opco will pay the portion of the USX Payables that exceeds $30.0 million within 30 days following the Closing Date, and (ii) the remaining $30.0 million aggregate principal amount of the USX Payables (such amount, the "Deferred USX Payable") will be paid on a deferred basis as provided below.

         RTI Opco and USX further agree that RTI Opco will not be obligated to pay all or any portion of the Deferred USX Payable for a period of 23 months following August 1, 1999. At the end of such 23 month period (such date, the "Deferred Payment Date"), RTI Opco will be


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obligated to pay, in full, the Deferred USX Payable, plus interest on the
Deferred USX Payable accruing from August 1, 1999 to the Deferred Payment Date at the rate of 1% per month, compounding monthly (i.e., 12.68% per annum) (the "Deferred Interest").

         RTI Opco and USX further agree that RTI Opco will have the right (the "Early Payment Right"), but not the obligation, to pay all or any part of the Deferred USX Payable (such amount, the "Prepaid Amount"), at any time or from time to time, prior to the Deferred Payment Date. In the event RTI Opco exercises its Early Payment Right, any interest that shall have accrued on the Prepaid Amount in accordance with the preceding paragraph will be forgiven by USX and no longer be due or payable by RTI Opco.

         RTI Opco and USX further agree that (i) no portion of the Deferred USX Payable or of any other payables or other amounts due to USX or its Affiliates from RTI Opco or its Affiliates may be offset against any payables or other amounts due to RTI Opco or its Affiliates from USX or its Affiliates and (ii) no portion of any other payables or other amounts due to RTI Opco or its Affiliates from USX or its Affiliates may be offset against any payables or other amounts due to USX or its Affiliates from RTI Opco or its Affiliates; provided, however, that either of RTI Opco or USX may, upon 60 days written notice to the other, terminate the provisions of this paragraph (but not any other portion of this letter agreement).

         Each of RTI Opco and USX shall cause its Affiliates to comply with the terms and conditions of this letter agreement.

         This letter agreement shall be governed by the laws of the State of New York and may be executed in two or more counterparts, each of which shall be deemed an original or which together shall constitute one and the same instrument.


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                                     Very truly yours,

                                     Republic Technologies International, LLC



                                     By:  /s/ John B. George
                                          -------------------------------------
                                          Name: John B. George
                                          Title: Vice President of Finance,
                                                 Treasurer and Secretary



Acknowledged and Accepted,

USX Corporation



By: /s/ A. E. Ferrara, Jr.
   --------------------------------
   Name: A. E. Ferrara, Jr.
   Title: Vice President-Stratgic
          Planning